Exhibit 4.13

CONSENT IN LIEU OF MEETING
OF
THE BOARD OF DIRECTORS
OF
LANDS' END, INC.

                The undersigned, being the sole director of the board of directors of Lands' End, Inc., a Delaware corporation (the "Company"), acting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, hereby adopts, by this written consent, the following resolutions and direct that this written consent be filed with the minutes of the proceedings of the Board of Directors of the Company:

FIRST AMENDMENT TO THE
LANDS' END, INC. RETIREMENT PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1997)

                WHEREAS, Lands' End, Inc. (the "Company") has heretofore adopted and maintains the Lands' End, Inc. Retirement Plan, as amended and restated effective January 1, 1997 (the "Plan"), for the benefit of employees of the Company; and

                WHEREAS, Section 12.1 of the Plan retains for the Company the right to amend the Plan from time to time; and

                WHEREAS, the Company desires to amend the Plan in certain respects as described below:

                NOW, THEREFORE, RESOLVED that, effective September 1, 2002, the first sentence of Section 3.1 of the Plan is hereby amended to read in its entirety as follows: "Subject to the conditions and limitations of this Article 3 and Article 8, for each plan year each active participant may elect to reduce his compensation from his employer by an amount equal to at least one percent but not in excess of fifty percent (seventeen percent from August 1, 2001, to August 31, 2002, and fifteen percent prior to August 1, 2001) (in whole multiples of one percent) of his compensation for such plan year, and his employer shall, in accordance with subsection 4.1(b), contribute the amount of such deduction to the plan on his behalf as an 'elective contribution'.""

                FURTHER RESOLVED that effective September 1, 2002, Section 3.3 of the Plan is hereby amended to read in its entirety as follows: "A participant may periodically elect to reduce or increase his rate of elective contributions (including an election to discontinue any such contributions) that are made by payroll deduction by making an election with the plan administrator under uniform rules established by the plan administrator. Such participant election shall be effective as of the first payroll period after the date of such election."

                FURTHER RESOLVED that the Plan committee and other appropriate officers of the Company be, and they hereby are, authorized to take any and all other actions reasonably necessary or advisable in order to carry out the purpose of the foregoing resolution.

                IN WITNESS WHEREOF, the undersigned director of the Company has executed this Consent in Lieu of a Meeting as of this 28th day of August, 2002.

By:/s/ Glenn R. Richter Name: Glenn R. Richter Title: Director

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